As filed with the Securities and Exchange Commission on February 18, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BARCLAYS BANK PLC

(Exact Name of Registrant as Specified in Its Charter)

England	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 Churchill Place

London, E14 5HP England

011-44-20-7116 1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

BARCLAYS BANK PLC

SENIOR MANAGEMENT

DEFERRED COMPENSATION PLAN

(as amended and restated, effective January 1, 2008)

(Full Title of the Plan)

James Walker

Barclays Bank PLC

200 Park Avenue

New York, NY 10166

(212) 412-4000

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Deferred Compensation Obligations (1)	$300,000,000	100%	$300,000,000	$11,790

(1)	The Deferred Compensation Obligations registered herein are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Barclays Bank PLC Senior Management Deferred Compensation Plan, as amended and restated effective January 1, 2008 (the “Plan”).

(2)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on an estimated amount of $300,000,000 Deferred Compensation Obligations to be offered under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The registration statement on Form S-8 is being filed solely to register additional securities of the same class as other securities for which a registration statement filed on Form S-8 relating to Barclays Bank PLC Senior Management Deferred Compensation Plan (the “Plan”) is effective. In accordance with General Instruction E on Form S-8, Barclays Bank PLC (the “Company”) hereby incorporates by reference the Company’s registration statement on Form S-8 (No. 333- 112797) relating to the Plan, originally filed with the Securities and Exchange Commission on February 13, 2004, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the Deferred Compensation Obligations issuable under the Plan has been passed upon by Alan Kaplan, Esq., Associate General Counsel of the Company. Under the Barclays Capital Equity Participation Plan (EPP), Mr. Kaplan has been awarded and/or provisionally allocated less than 50,000 ordinary shares of the Company’s parent, Barclays PLC.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 157 of the Registrant’s Articles of Association provides:

(a) Subject to the provisions of the statutes, but without prejudice to any indemnity to which he or she may otherwise be entitled, every director, other officer and auditor of the company and every former director, other former officer and former auditor of the company shall be indemnified out of the assets of the company against any liability, loss or expenditure incurred by him or her in the actual or purported execution and/or discharge of his or her duties and/or the exercise or purported exercise of his or her powers and/or otherwise in relation to or in connection with his or her duties, powers or office including (without prejudice to the foregoing) any liability incurred by him or her in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to be done or alleged to have been done or omitted to be done by him or her as a director, officer or auditor of the company and in which judgment is given in his or her favour or in which he or she is acquitted or which are otherwise disposed of without any finding or admission of guilt or breach of duty on his or her part or incurred in connection with any application in which relief is granted to him or her by the court from liability in respect of any such act or omission or from liability to pay any amount in respect of shares acquired by a nominee of the company.

(b) To the extent permitted by the statutes, the board may arrange and maintain insurance cover at the cost of the company in respect of any liability, loss or expenditure incurred by any director, other officer, or auditor of the company in relation to anything done or alleged to have been done or omitted to be done by him or her as a director, officer or auditor.

On June 22, 2005, the Registrant wrote to each of its directors to confirm, for the avoidance of doubt, that each of its directors has the benefit of and is able to rely upon the indemnity in the Articles of Association set out above, the terms of which are expressly incorporated into their terms of employment or appointment, as appropriate. The Registrant has not provided the indemnity in the Articles of Association set out above to the auditors of the Registrant.

Section 309A of the Companies Act 1985 (as amended by the Companies (Audit, Investigations and Community Enterprise) Act 2004) provides:

(1) This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

(2) Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

(3) Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of – (a) the company, or (b) an associated company, against any liability within subsection (1) is void. This is subject to subsections (4) and (5).

(4)	Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

(5) Subsection (3) does not prevent a company from purchasing and maintaining for a director of – (a) the company, or (b) an associated company, insurance against any liability within subsection (1).

(6) In this section –

“associated company”, in relation to a company (“C”), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company; “provision” means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.

Section 309B of the Companies Act 1985 (as amended by the Companies (Audit, Investigations and Community Enterprise) Act 2004) provides:

(1) For the purposes of Section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in Section 309A(3) in relation to which conditions A to C below are satisfied.

(2) Condition A is that the provision does not provide any indemnity against any liability incurred by the director –

(a) to the company, or (b) to any associated company.

(3) Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay –

(a) a fine imposed in criminal proceedings, or (b) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

(4) Condition C is that the provision does not provide any indemnity against any liability incurred by the director –

(a) in defending any criminal proceedings in which he is convicted, or (b) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or (c) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely –

(i) section 144(3) or (4) (acquisition of shares by innocent nominee), or (ii) section 727 (general power to grant relief in case of honest and reasonable conduct).

(5) In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

(6) For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final –

(a) if not appealed against, at the end of the period for bringing an appeal, or (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(7) An appeal is disposed of –

(a) if it is determined and the period for bringing any further appeal has ended, or (b) if it is abandoned or otherwise ceases to have effect.

(8) In this section “associated company” and “provision” have the same meaning as in Section 309A.

Section 727 of the Companies Act 1985 provides:

(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that the court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper”.

The Bank has obtained director’s and officer’s liability insurance coverage which, subject to policy terms and limitations, includes coverage for directors and officers of the Bank and to reimburse the Bank for amounts paid to directors or officers of the Bank by way of lawful indemnity.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England and in New York, New York (respectively), on February 18, 2008.

BARCLAYS BANK PLC

By:	/s/ Christopher Lucas
	Name:	Christopher Lucas
	Title:	Finance Director and Director

By:	/s/ James Walker
	Name:	James Walker
Authorized U.S. Representative

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints any Director of Barclays, the Company Secretary or the Deputy Company Secretary, and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	February 18, 2008	By:	/s/ John Varley
			Name:	John Varley
			Title:	Chief Executive Officer and Director (Principal Executive Officer)

Date:	February 18, 2008	By:	/s/ Christopher Lucas
			Name:	Christopher Lucas
			Title:	Finance Director and Director (Principal Financial Officer and Principal Accounting Officer)

Date:	February 18, 2008	By:	/s/ Marcus Agius
			Name:	Marcus Agius
			Title:	Director

Date:	February 18, 2008	By:	/s/ David Booth
			Name:	David Booth
			Title:	Director

Date:	February 18, 2008	By:	/s/ Sir Richard Broadbent
			Name:	Sir Richard Broadbent
			Title:	Director

Date:	February 18, 2008	By:	/s/ Fulvio Conti
			Name:	Fulvio Conti
			Title:	Director

Date:	February 18, 2008	By:	/s/ Leigh Clifford
			Name:	Leigh Clifford
			Title:	Director

Date:	February 18, 2004	By:	/s/ Dr. Daniel Cronjé
			Name:	Dr. Daniel Cronjé
			Title:	Director

Date:	February 18, 2008	By:	/s/ Professor Dame Sandra Dawson
			Name:	Professor Dame Sandra Dawson
			Title:	Director

Date:	February 18, 2008	By:	/s/ Robert Edward Diamond Jr.
			Name:	Robert Edward Diamond Jr.
			Title:	Director

Date:	February 18, 2008	By:	/s/ Gary Hoffman
			Name:	Gary Hoffman
			Title:	Director

Date:	February 18, 2008	By:	/s/ Sir Andrew Likierman
			Name:	Sir Andrew Likierman
			Title:	Director

Date:	February 18, 2008	By:	/s/ Sir Michael Rake
			Name:	Sir Michael Rake
			Title:	Director

Date:	February 18, 2008	By:	/s/ Sir Nigel Rudd
			Name:	Sir Nigel Rudd
			Title:	Director

Date:	February 18, 2008	By:	/s/ Stephen Russell
			Name:	Stephen Russell
			Title:	Director

Date:	February 18, 2008	By:	/s/ Frederik Seegers
			Name:	Frederik Seegers
			Title:	Director

Date:	February 18, 2008	By:	/s/ Sir John Sunderland
			Name:	Sir John Sunderland
			Title:	Director

Date:	February 18, 2008	By:	/s/ Patience Wheatcroft
			Name:	Patience Wheatcroft
			Title:	Director

Date:	February 18, 2008	By:	/s/ James Walker
			Name:	James Walker
Authorized U.S. Representative

EXHIBIT INDEX

Exhibit Number	Description

4.1	Barclays Bank PLC Senior Management Deferred Compensation Plan, as amended and restated effective, January 1, 2008

5.1	Opinion of Alan Kaplan, Esq.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Alan Kaplan, Esq. (included in Exhibit 5.1 to this registration statement)

24.1	Power of Attorney (included on signature page to this Registration Statement)